Exhibit 99.1

Contact: Stacey Yonkus Director, Investor Relations (212) 885-2512 investor@asburyauto.com
Reporters May Contact:
Stephanie Lowenthal
RF|Binder Partners
(212) 994-7619
stephanie.lowenthal@rfbinder.com

Asbury Automotive Group Announces Retirement of President and
CEO Kenneth B. Gilman; COO Charles R. Oglesby to Succeed Him

NEW YORK, NY, February 15, 2007 - Asbury Automotive Group, Inc. (NYSE: ABG), one of the largest automotive retail and service companies in the U.S., today announced that Kenneth B. Gilman, President and CEO, plans to retire effective May 4, 2007, the date of the Company’s annual meeting.  Mr. Gilman is also resigning from the Board of Directors, effective May 4, 2007.  The Board has named Charles R. Oglesby, currently Senior Vice President, Chief Operating Officer and a Board member, to succeed Mr. Gilman.

Michael J. Durham, Asbury’s Non-executive Chairman of the Board, said, “We would like to thank Ken for his five-plus years of service in leading the team that created a very successful public company out of an assemblage of car dealership groups. We appreciate the job Ken has done mentoring Charles, particularly since his promotion to COO last fall. This should result in a seamless transition of leadership for the Company. We wish Ken all the best in his future endeavors.

“We are fortunate to have a leader of Charles’ caliber to take over the CEO position and to build on the Company’s great track record.  He is a very talented ‘car guy’ with more than 30 years of automotive retail experience.  Since joining Asbury in 2002, he has significantly improved the performance of our Arkansas and Atlanta operations, and has done an exceptionally fine job as our Chief Operating Officer over the last six months.”

Mr. Gilman commented, “For more than two years now, Asbury has turned in industry-leading operating results, including those we are reporting today.  This performance reflects our consistent, high-quality execution of the plans we put forth to investors at the time of our IPO almost five years ago.  Having accomplished what I set out to do at Asbury, I feel the time is right to step aside and give my undivided attention to my family.”

Mr. Oglesby said, “Having worked closely with Ken over the past few years, I fully appreciate the fine job he has done in building Asbury.  I plan to continue to build upon Asbury’s winning strategy…combining centralized back office and infrastructure functions with decentralized customer-facing activities.  This combination fosters the entrepreneurial spirit of our talented, high-performance employees while providing us with cost leverage opportunities across the organization.  I am particularly looking forward to working with all 8000+ Asbury team members to build upon the Asbury culture, making us the most desirable company to work for within the automotive retail sector.”

Mr. Oglesby, 60, joined Asbury in 2002 as President of the North Point Automotive Group of Little Rock, and in 2004 assumed the additional responsibility of the Nalley Automotive Group in Atlanta.  Prior to joining North Point, he was President of San Francisco-based First America Automotive Group, which operated 36 dealerships with annual sales of $1.6 billion.  Mr. Oglesby began his career as an Oldsmobile salesman and has held numerous management and ownership-level positions at dealerships throughout the United States. He is a native of Georgia and a graduate of the University of Georgia, with a BBA in Marketing.

Mr. Gilman, 60, has served as President and Chief Executive Officer of Asbury Automotive Group since December 2001. He joined Asbury following a 25-year career with the Limited Inc., where he was Vice Chairman and Chief Administrative Officer and — earlier in his career — Chief Financial Officer.

About Asbury Automotive Group

Asbury Automotive Group, Inc. (“Asbury”), headquartered in New York City, is one of the largest automobile retailers in the U.S. Built through a combination of organic growth and a series of strategic acquisitions, Asbury currently operates 87 retail auto stores, encompassing 114 franchises for the sale and servicing of 33 different brands of American, European and Asian automobiles. Asbury offers customers an extensive range of automotive products and services, including new and used vehicle sales and related financing and insurance, vehicle maintenance and repair services, replacement parts and service contracts.

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